Exhibit 10.7

June 6, 2006

Mr. Joshua B. Klein

62 Lowell Street

Carlisle, MA 01741

Dear Josh:

GlassHouse Technologies, Inc. (GlassHouse) is excited to make you this offer of employment. This letter outlines your role, your compensation and benefits, as well as the overall terms of employment. If required, GlassHouse will assist you in processing the necessary applications/petitions to receive the appropriate employment authorization from the U.S. Bureau of Citizenship and Immigration Services (BCIS). In this situation, this offer is contingent upon approval of such work authorization from the BCIS and a satisfactory background check.

Your Role

We are pleased to offer you the position of Chief Operating Officer and President /Americas, in our Framingham office and reporting to Mark Shirman. Your start date will be on mutually agreed upon date. As expected, the content of your role may change over time based on company needs, your capabilities, and your professional interests.

Compensation and Benefits

The following outlines the terms of our employment offer, which includes compensation in the form of a base salary, performance bonus, equity programs, and a range of other benefits:

1.	Base salary: Your base salary will be $225,000 per annum, paid on a semi-monthly basis. Annually, GlassHouse reviews its compensation programs against the external market and internal parity. Salary adjustments are based on a combination of company performance and individual growth.

2.	Annual performance bonus: You will be eligible to earn an annual bonus up to $100,000 for meeting specific performance objectives and the annual Company Plan. Bonuses are discretionary and subject to the approval of the Board of Directors.

3.	Equity: As an employee, you will be entitled to build equity in GlassHouse in several ways:

•

New hire stock option award: We will grant you 968,562 options for shares of the common stock of the Company, under the Company’s 2001 common stock option plan, subject to approval of the Board of Directors. The exercise price of your options will be set at the first Board of Director’s meeting after you start. These options will be subject to the Company’s executive vesting schedule (reverse vesting; exercisable at any time; 25% vested after one year, calendar quarterly vesting thereafter).

•

Long-term stock option award programs: You will have the opportunity, subject to Board approval, to participate in other stock option programs, designed to award incremental stock options to employees based on your contributions to GlassHouse’s core values over the course of your career with GlassHouse.

•

Dilution of new hire stock option award: You have been granted 1.75% of the total fully diluted amount of Company stock. If there is a dilutive event (i.e., financing) during the first 120 days of employment, the Company will increase your stock option award to equal 1.75% of the total fully diluted amount of stock post dilutive event.

4.	Vacation: Upon joining GlassHouse, you will be entitled to three weeks of vacation per year, which accrues at a rate of one week for every four months worked plus time off for major national holidays designated by the Company.

5.	Business expenses: During your employment with GlassHouse, the Company will reimburse you for reasonable business expenses in accordance with the Company’s policies.

6.	Company benefits programs: You will be eligible to participate in the Company benefits programs, which currently include a range of training, health care, family insurance, and retirement (401K) programs. The details of these employee benefits will be explained upon commencement of your employment with the Company.

GlassHouse reserves the right to amend, modify or terminate any benefits program, at its sole discretion, from time to time as it deems necessary.

Terms of Employment

As a GlassHouse employee, we encourage you to understand and conduct all business in accordance with the Company’s basic principles as outlined in the Employee Handbook.

As a condition of your offer of employment, you are required to sign the attached Employee Agreement. As required by law, this offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States along with satisfactory references. This information is required no later than three (3) days after your employment begins.

You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. We request that, in the event of resignation, you give the company at least two weeks notice. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As an Executive of the Company, you will be covered under the Company’s “Directors & Officers” (D&O) Insurance policy. This policy covers civil remedies and damages of a non-criminal nature.

This letter, the documents incorporated herein by reference, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. The terms of this letter may only be amended, canceled or discharged in writing signed by you and the Company.

If you wish to accept employment at GlassHouse under the terms set out above, please sign and date this letter, and return it to me no later than June 9, 2006.

Josh, we are all very excited to have you join GlassHouse. On behalf of the entire team, we look truly forward to your favorable reply!

Sincerely,

/s/ Ken Elmer
Ken Elmer
Vice President – People Strategy and Services

/s/ Joshua B. Klein	June 9, 2006
Joshua B. Klein (Approved and Accepted)	Date